SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549


                                     FORM 8-K


                                  CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




     Date of Report (Date of earliest event reported)      April 12, 1996



                                  Medcross, Inc.
             (Exact name of registrant as specified in its charter)



           Florida                  0-17973                 59-2291344
(State or other jurisdiction      (Commission             (IRS Employer
      of incorporation)           File Number)          Identification No.)



   3227 Bennet Street North, St. Petersburg, Florida               33713
   (Address of principal executive offices)                     (Zip code)



 Registrant's telephone number, including area code  (813) 521-1793




        (Former name or former address, if changed since last report.)
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Item 5.         Other Events.

A Complaint was filed on April 12, 1996, by JW Charles Financial Services, Inc. ("JWC") against Medcross, Inc. (the "Company") in Palm Beach County Florida Circuit Court, JW Charles Financial Services, Inc. v. Medcross, Inc., Case
No: CL96-3218. JWC was issued a Common Stock Purchase Warrant ("Warrant") on or about November 3, 1994 by the Company. The alleged terms of the Warrant granted JWC the right to purchase from the Company 250,000 shares of the Company's Common Stock subject to adjustment. On or about February 12, 1996, JWC made written demand to the Company to invoke its rights to have the common shares underlying the Warrant registered pursuant to the terms of the Warrant. The Complaint alleges that the Company breached the terms of the Warrant by failing to prepare and file with the Securities and Exchange Commission ("SEC"), a registration statement covering the common stock underlying JWC's Warrant.
JWC alleges a breach of contract; and requests specific performance, i.e., registering the shares with the SEC, against the Company. JWC also demands damages in the amount of $2,728,478.00 plus interest, reasonable attorneys fees, and forum costs. The Company believes that it has a meritorious defense to the Complaint.

On April 17, 1996, the Board of Directors appointed Clay Wilkes as a director of the Company to fill the vacancy on the Board of Directors created by the resignation in July 1995 of Bijan Taghavi as a director of the Company. Mr. Wilkes is a Class I director whose term of office will expire at the next succeeding shareholders meeting.

The Company completed its acquisition of I-Link Worldwide, Inc. as reported in the Company's current report on Form 8-K, dated February 23, 1996, and has changed the focus of its business pursuant to such acquisition. The Company has therefore appended and updated Statement of Risk Factors, as Exhibit 99, which is incorporated herein by reference.



Item 7.          Exhibits.

        (c)      Exhibits
                                                             Page
        99       Statement of Risk Factors . . . . . . . . .  4

                                        2
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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                      MEDCROSS, INC.

                                                 /s/ Henry Y.L. Toh
                                           By:  Henry Y.L. Toh
                                                President, CEO, Acting CFO


Date

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